UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SOLBAKK, KIMBERLY G.
   29432 CASTLE ROAD
   LAGUNA NIGUEL, CA  92677
   USA
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   SEPTEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT OF APARTMENT OPERATIONS
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |9/25/0|M   | |1,225 SHARES      |A  |$18.25     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |2,000 SHARES      |A  |$15.50     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |3,500 SHARES      |A  |$15.00     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |700 SHARES        |A  |$16.75     |                   |0     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |9,000 SHARES      |A  |$23.125    |                   |0     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |12,000 SHARES     |A  |$22.625    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |3,000 SHARES      |A  |$19.50     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | |2,000 SHARES      |A  |$20.125    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |9/25/0|M   | | 3,333 SHARES     |A  |$20.75     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Incentive Sto|$18.25  |9/25/|M   | |1,225      |D  |(1)  |2/16/|Common Stock|1,225  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |04   |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$15.50  |9/25/|M   | |2,000      |D  |(1)  |8/3/0|Common Stock|2,000  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |5    |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$15.00  |9/25/|M   | |3,500      |D  |(1)  |12/4/|Common Stock|3,500  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |05   |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$16.75  |9/25/|M   | |700        |D  |(1)  |6/30/|Common Stock|700    |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |06   |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$23.125 |9/25/|M   | |9,000      |D  |(1)  |3/4/0|Common Stock|9,000  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |7    |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$22.625 |9/25/|M   | |12,000     |D  |(1)  |11/30|Common Stock|12,000 |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |/07  |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$19.50  |9/25/|M   | |3,000      |D  |(1)  |12/1/|Common Stock|3,000  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |08   |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Incentive Sto|$20.125 |9/25/|M   | |2,000      |D  |(1)  |2/24/|Common Stock|2,000  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |09   |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Incentive Sto|$20.75  |9/25/|M   | |3,333      |D  |(1)  |9/8/0|Common Stock|3,333  |       |            |D  |            |
ck Option (Right to Bu|        |00   |    | |           |   |     |9    |            |       |       |            |   |            |
y)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in five equal installments beginning on 2/17/95, 8/4/96, 12/5/96, 7/1/97, 3/5/98, 12/1/98, 12/2/99, 2/25/00 AND 9/9/00,
respectively.
SIGNATURE OF REPORTING PERSON
/s/ Kimberly G. Solbakk
DATE
OCTOBER 10, 2000